Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2009, relating to the consolidated financial statements of Intelligent Systems Corporation and subsidiaries (the “Company”) as of and for the year ended December 31, 2008, appearing in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission, and to the reference to us under the heading “Experts” in this Prospectus, which is part of this Registration Statement.

/s/ Habif, Arogeti & Wynne, LLP
Certified Public Accountants Atlanta, Georgia May 13, 2009